EXHIBIT 2.01

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of the 2nd day of January, 2017 (this “Agreement”) is entered into by and among, eMedia Group Inc., a Nevada corporation (“eMedia”); HJ Invest Holding ApS, a Danish corporation (“HJ”) and HP Invest Holding ApS, a Danish corporation (“HP”) (each of HJ and HP are referred to herein as a “Purchaser” and collectively, the “Purchasers”). eMedia and Purchasers are referred to singularly as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Purchasers each own 30,000,000 of the issued and outstanding shares of eMedia;

WHEREAS, the owners of the Purchasers are executive officers and directors of eMedia;

WHEREAS, eMedia owns 100% of the issued and outstanding shares of eTarg Media ApS, a Danish corporation, its wholly-owned subsidiary (the “Subsidiary”);

WHEREAS, Purchasers wish to acquire all of the issued and outstanding shares of capital stock of the Subsidiary (referred to hereinafter as the “Subsidiary Shares”), with the purpose of owning and operating the Subsidiary as the Subsidiary’s sole owners; and

WHEREAS, eMedia and Purchasers propose to enter into this Agreement which provides, among other things, that Purchasers will deliver the aggregate total of 60,000,000 shares of eMedia’s common stock (the “Share Exchange”) that they hold in exchange for all of the Subsidiary Shares to eMedia, on the terms and conditions set forth herein and such additional items as more fully described in this Agreement.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The following terms shall have the following respective meanings:

“Business Day”	a day (other than a Saturday) on which banks in Utah are open for business throughout their normal business hours;

“Closing”	the closing of the transactions contemplated by this Agreement;

“Completion”

completion of acquisition of the Subsidiary Shares by the Purchasers and the return of the eMedia Shares to eMeida (as such term is defined below) in accordance with the terms and conditions of this Agreement;

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“Encumbrance”

any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

“US”	United States of America;

“United States Dollars” or “US$”	United States dollars;

Section 1.02. Rules of Construction.

(a) Unless the context otherwise requires, as used in this Agreement: (i) “including” means “including, without limitation”; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement,; (vi) the terms “Article” and “Section” shall refer to the specified Article or Section of or to this Agreement (vii) the term “day” shall refer to calendar days.

(b) Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE SHARE EXCHANGE

Section 2.01 Share Exchange.

(a) Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), the Purchasers shall acquire all of the Subsidiary Shares with all of such interests acquired being free from all Encumbrances together with all rights now or hereafter attaching thereto and the Subsidiary shall continue to operate in its normal course of business, as a wholly-owned subsidiary of the Purchasers.

(b) In exchange for the delivery of the Subsidiary Shares (the “Subsidiary Shares”), Purchasers shall provide to eMedia at the closing, an aggregate total of 60,000,000 shares of eMedia’s common stock. The Subsidiary Shares will be equally allocated to the Purchasers.

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(c) The Share Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. If the Closing does not occur as set forth in Section 2.02 of this Agreement due to one Party’s failure to perform, then the other Party may terminate the Agreement.

Section 2.02. Closing Location. The Closing of the Share Exchange and the other transactions contemplated by this Agreement will occur as soon as possible (the “Closing Date”), at the law offices of Booth Udall Fuller, PLC, 1255 W. Rio Salado Parkway, Tempe, Arizona.

Section 2.03.Purchasers’ Closing Documents. At the Closing, Purchasers shall tender to eMedia:

(a) Original stock certificate(s) representing 60,000,000 of the eMedia Shares, along with such stock powers, affidavit of cancellation or such other form or document required by eMedia’s transfer agent for the cancellation and return to treasury of the eMedia Shares;

(b) Certified copies of resolutions of the Board of Directors (or similar governing body) of each Purchaser in a form satisfactory to eMedia, acting reasonably, authorizing:

(i) the execution and delivery of the agreement by each Purchaser; and

(ii) the return of 30,000,000 eMedia shares to eMedia for cancellation; and

(c) A resolution from Purchasers certifying that the conditions in Section 8.01(b) have been satisfied.

Section 2.04. eMedia’s Closing Documents. At the Closing, eMedia will tender to Purchasers:

(a) A certified copy(ies) of resolutions of the Board of Directors of eMedia in a form satisfactory to Purchasers, acting reasonably, authorizing:

(i) the execution and delivery of this Agreement by eMedia; and

(ii) the issuance of the Subsidiary Shares to Purchasers.

(b) New stock certificates issued by the Subsidiary in the name of the Purchasers representing the Subsidiary Shares;

(c) A certificate executed by a duly appointed officer of eMedia certifying that the conditions in Section 9.01(b) have been satisfied.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02. Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Completion.

Section 3.03. Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04. Each Party acknowledges that the restrictions contained in Section 11.01 shall continue to apply after the Closing without limit in time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EMEDIA

Section 4.01. Organization, Standing and Authority; Foreign Qualification. eMedia is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02. Corporate Authorization. The execution, delivery and performance by eMedia of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of eMedia, and this Agreement constitutes a valid and binding agreement of eMedia. The Subsidiary Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03. Capitalization. All of the Subsidiary Shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of capital stock in the Subsidiary or any other security of the Subsidiary or any plan for any of the foregoing.

Section 4.04. Sale of Subsidiary Shares. Upon Completion of the purchase and sale of the Subsidiary Shares, Purchasers shall be the beneficial and record holder of the Subsidiary Shares.

Section 4.05. Material Information. This Agreement and all other information provided, in writing, by eMedia or representatives thereof to Purchasers, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to Purchasers in writing which, individually or in the aggregate, could have a material adverse effect on eMedia or a material adverse effect on the ability of eMedia to perform any of its obligations pursuant to this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE Purchasers

The Purchasers represent and warrant to eMedia as follows:

Section 5.01. Organization, Standing and Authority; Foreign Qualification.

The Purchasers are a corporations duly organized, validly existing and in good standing under the laws of Denmark and have all requisite corporate power and authority to own, lease and operate their properties and to conduct their businesses as presently conducted and as proposed to be conducted and are duly qualified or licensed ass foreign corporations in good standing in each jurisdiction in which the character of their properties or the nature of their business activities require such qualification.

Section 5.02. Authorization. The execution, delivery and performance by Purchasers of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions, as the case may be, on the part of Purchasers. Purchasers have duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of Purchasers.

Section 5.03. Cooperation. If required by applicable securities laws or order of a securities regulatory authority, stock exchange or other regulatory authority, Purchasers will execute, deliver, file and otherwise assist eMedia in filing such reports, undertakings and other documents as may be required with respect to the issuance of the Subsidiary Shares.

Section 5.04. Tax Advice. Purchasers are solely responsible for obtaining such legal, including tax, advice as any of them considers necessary or appropriate in connection with the execution, delivery and performance by Purchasers of this Agreement and the transactions contemplated herein.

Section 5.05. No Conflict.

The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of Purchasers;

(b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Purchasers is a party or by or to which either of its assets or properties, may be bound or subject;

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(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Purchasers or upon the securities, assets or business of Purchasers;

(d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Purchasers or to the securities, properties or business of Purchasers; or

(e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by Purchasers.

Section 5.06. Compliance with Laws. To the best of Purchasers’ knowledge, neither Purchaser is in violation of any applicable order, judgment, injunction, award or decree nor are they in violation of any federal, provincial, state, local, municipal or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on the Subsidiary or Purchasers and have not received written notice that any violation is being alleged.

Section 5.07. Material Information. This Agreement and all other information provided in writing by Purchasers or representatives thereof to eMedia, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions, which have not been disclosed to eMedia in writing which, individually or in the aggregate, could have a material adverse effect on Purchasers or a material adverse effect on the ability of Purchasers to perform any of their obligations pursuant to this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS OF Purchasers

Section 6.01. Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, Purchasers shall cause the Subsidiary to conduct its business substantially and the businesses of its subsidiaries in the manner in which it is currently conducted.

Section 6.02. Preservation of Permits and Services. From the date of this Agreement to the Closing Date, Purchasers shall cause the Subsidiary to use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03. Conduct Pending the Closing Date. From the date of this Agreement to the Closing Date: (a) Purchasers shall cause the Subsidiary to use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) Purchasers shall promptly notify eMedia of any event, condition or circumstance that would constitute a violation or breach of this Agreement by Purchasers.

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ARTICLE VII

COVENANTS AND AGREEMENTS OF EMEDIA

Section 7.01. Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, eMedia shall conduct its businesses substantially in the manner in which it is currently conducted and shall not enter into any contract described in Section 4.10, or undertake any of the actions specified in Sections 4.11.

Section 7.02. Conduct of eMedia Pending the Closing. From the date hereof through the Closing Date:

(a) eMedia shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b) eMedia shall promptly notify Purchasers of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by eMedia.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF EMEDIA TO CLOSE

The obligations of eMedia to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01. Representations and Covenants. (a) The representations and warranties of Purchasers contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) The Purchasers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by him on or before the Closing Date. The Purchasers shall have delivered to eMedia a certificate, dated the Closing Date, and signed by Purchasers to the foregoing effect.

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Section 8.02. Governmental Permits and Approvals.

(a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by the Subsidiary to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and eMedia shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03. Third Party Consents. All consents, permits and approvals from parties to contracts with the Subsidiary that may be required in connection with the performance by Purchasers hereunder or the continuance of such contracts in full force and effect after the Closing Date, shall have been obtained.

Section 8.04. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on the Subsidiary, Purchasers, or on the Subsidiary Shares.

Section 8.05. Closing Documents. The Purchasers shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASERS TO CLOSE

The obligations of Purchasers to be performed by them at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by them, to the extent permitted by law:

Section 9.01. Representations and Covenants.

(a) The representations and warranties of eMedia contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) eMedia shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. eMedia shall have delivered to Purchasers a certificate dated the Closing Date, and signed by an authorized signatory of eMedia to the foregoing effect.

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Section 9.02. Closing Documents. eMedia shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE X

TERMINATION

Section 10.01. Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Share Exchange and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:

(i) by mutual written consent of Purchasers and eMedia;

(ii) by either Purchasers or eMedia in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Share Exchange or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii) by eMedia (a) if eMedia is not then in material breach of this Agreement and if there shall have been any breach by Purchasers (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by Purchasers of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and Purchasers is diligently pursuing such cure, or (b) if eMedia has not received results satisfactory to it, in its sole discretion, from its due diligence review of the Subsidiary and its operations; or

(iv) by Purchasers if they are not then in material breach of this Agreement and if there shall have been any breach by eMedia (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by eMedia of written notice of such breach.

(b) In the event of termination by Purchasers or eMedia pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

Section 10.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 11.01 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

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ARTICLE XI

POST-CLOSING COVENANTS

Section 11.01 Purchasers’ Covenants. The Purchasers hereby covenant with eMedia and promise as follows:

(a) To maintain the books, records, accounting and financial statements of the Subsidiary and all operations related to its current business, in accordance with applicable accounting principles and practices.

(b) To maintain all of the legal requirements that permit the Subsidiary to operate its current business under the federal and provincial laws and regulations of Singapore and comply with all other federal and provincial laws and regulations of Singapore.

(c) Not to incur any debt by the Subsidiary in any event whatsoever, except with the prior written consent of the Board of Directors of eMedia.

MISCELLANEOUS

Section 11.01. Public Notices. The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 11.02. Time. Time shall be of the essence hereof.

Section 11.03. Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

if to Purchasers, at:

HJ Invest Holding ApS

Kirkegaardsvej 4, 2 - 1

Aarhus C

Denmark

HP Invest Holding ApS

Finderupvej 9, 1 - 8

Aarhus C

Denmark

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if to eMedia, at:

Aaboulevarden 3, 3

Aarhus C 8000

Denmark

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 11.04. Severability. If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 11.05. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 11.06. Further Assurances. The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 11.07. Waiver. Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

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Section 11.08. Counterparts. This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

EMEDIA GROUP INC., a Nevada corporation

By:	/s/ Henrik Jorgensen
Name:	Henrik Jorgensen
Title:	CEO

HJ INVEST HOLDING APS, a Danish corporation

By:	/s/ Henrik Jorgensen
Name:	Henrik Jorgensen
Title:	President

HP INVEST HOLDING APS, a Danish corporation

By:	/s/ Christian Pedersen
Name:	Christian Pedersen
Title:	President

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